UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant  ☒                            Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Section 240.14a-12

THE FEMALE HEALTH COMPANY
(Name of Registrant as Specified in Its Charter)

Registrant
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

THE FEMALE HEALTH COMPANY

515 North State Street

Suite 2225

Chicago, Illinois 60654

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 15, 2016

To the Shareholders of The Female Health Company:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of The Female Health Company (the “Company”) will be held at the Chicago Marriott Downtown, 540 North Michigan Avenue, 5th Floor, Los Angeles Room, Chicago, Illinois 60611, on March 15, 2016 at 10:00 a.m., local time, for the following purposes:

1. To elect seven members to the Board of Directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2017 Annual Meeting of Shareholders.

2. To consider and act upon a proposal to ratify the appointment of RSM US LLP, independent registered public accounting firm, as the Company’s auditors for the fiscal year ending September 30, 2016.

3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this Proxy Statement and our 2015 Annual Report to Shareholders. The Internet Availability Notice contains instructions on how to access those documents over the Internet. All shareholders who do not receive an Internet Availability Notice will receive a paper copy of the proxy materials by mail.

The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our 2015 Annual Report to Shareholders and a form of proxy or voting instruction card. The proxy materials sent to you will include a proxy card that will provide you with instructions to cast your vote on the Internet and a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.

By Order of the Board of Directors,

WILLIAM R. GARGIULO, JR.
Secretary

Chicago, Illinois

January 26, 2016

Shareholders of record at the close of business on January 13, 2016 are entitled to vote at the Annual Meeting. Your vote is important to ensure that a majority of the stock is represented. Whether or not you plan to attend the meeting in person, please vote your shares by phone, via the internet or, if you received paper copies of these proxy materials, by completing, signing, dating and returning the enclosed proxy card at your earliest convenience. Your vote is being solicited by the Board of Directors of the Company. If you later find that you may be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted. Shareholders holding shares in brokerage accounts (“street name” holders) who wish to vote at the meeting will need to obtain a proxy form and voting instructions from the institution that holds their shares.

Shareholders of record may also vote by the Internet or telephone. Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. The Internet and telephone voting facilities will close at 11:59 p.m. eastern time on March 14, 2016.

Or, if you received a paper copy of the proxy materials, you can return the enclosed proxy card in the envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

THE FEMALE HEALTH COMPANY

515 North State Street

Suite 2225

Chicago, Illinois 60654

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the

2016 Annual Meeting of Shareholders to be Held on March 15, 2016:

This Proxy Statement and the Accompanying Annual Report

are Available at: www.proxyvote.com

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Female Health Company (the “Company”) to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Chicago Marriott Downtown, 540 North Michigan Avenue, 5th Floor, Los Angeles Room, Chicago, Illinois 60611, at 10:00 a.m., local time, on Tuesday, March 15, 2016, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. A copy of our 2015 Annual Report to Shareholders, this Proxy Statement and accompanying proxy card are being distributed, furnished or otherwise made available beginning on or about January 26, 2016. Additionally, we are mailing the Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) on or about January 26, 2016.

GENERAL INFORMATION

Proxies and Voting Procedures

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials to our shareholders by providing access to such documents on the Internet. Accordingly, an Internet Availability Notice has been mailed to many of our shareholders, while other shareholders have instead received paper copies of the documents accessible on the Internet. Shareholders that received the Internet Availability Notice have the ability to access the proxy materials on a website referred to in the Internet Availability Notice or request that a printed set of proxy materials be sent to them by following the instructions in the Internet Availability Notice.

Most shareholders have a choice of voting over the Internet, by telephone, by using a traditional proxy card or by attending the Annual Meeting and voting in person by ballot. Shareholders who have received paper copies of these proxy materials (including the form of proxy), may complete, sign, date and return the enclosed proxy card in the accompanying self-addressed postage pre-paid envelope or may vote over the Internet or by telephone. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian, please follow the voting instructions given by the broker, nominee, fiduciary or other custodian. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this Proxy Statement. The Internet and telephone voting facilities will close at 11:59 p.m. (eastern time) on March 14, 2016. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

The Board of Directors knows of no business which will be presented at the Annual Meeting other than the matters referred to in the accompanying Notice of Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their judgment. Shares represented by properly executed proxies received on behalf of the Company will be voted at the Annual Meeting (unless revoked prior to their vote) in the manner specified therein. A shareholder will be able to revoke his or her proxy until it is voted. If no instructions are specified in a signed proxy returned to the Company, the shares represented thereby will be voted FOR: (1) the election of the directors listed in the enclosed proxy; and (2) ratification of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016.

Shareholders may revoke proxies (including an Internet or telephone vote) at any time to the extent they have not been exercised by giving written notice to the Company or by a later executed proxy via the Internet, by telephone or by mail. Attendance at the Annual Meeting will not automatically revoke a proxy, but a shareholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a prior granted proxy.

Shareholders Entitled to Vote

Only holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), whose names appear of record on the books of the Company at the close of business on January 13, 2016, are entitled to vote at the Annual Meeting. On that date, there were 29,030,499 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter to be presented at the Annual Meeting.

Quorum; Required Vote

A majority of the votes entitled to be cast with respect to each matter submitted to the shareholders, represented either in person or by proxy, shall constitute a quorum with respect to such matter. Under Wisconsin law, directors are elected by plurality, meaning that the seven individuals receiving the largest number of votes are elected as directors. The ratification of the appointment of the independent registered public accounting firm requires the number of votes cast in favor of the proposal to exceed the number of votes cast against the proposal, assuming a quorum is present. Abstentions and broker nonvotes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instruction from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owners) will count toward the quorum requirement but will not count toward the determination of whether directors are elected or the ratification of auditors is approved.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors has established the number of directors at seven. The Board of Directors has nominated O.B. Parrish, William R. Gargiulo, Jr., Donna Felch, David R. Bethune, Andrew S. Love, Mary Margaret Frank, Ph.D., and Sharon Meckes for election as directors, all to serve until the 2017 Annual Meeting of Shareholders.

As indicated below, all persons nominated by the Board of Directors are incumbent directors. We anticipate that the nominees for election as directors will be candidates when the election is held. However, if any of the nominees should be unable or unwilling to serve, the proxies, pursuant to the authority granted to them by the Board of Directors, will have discretionary authority to select and vote for substituted nominees (except where the proxy withholds authority with respect to the election of directors).

Below is information as of the date of this Proxy Statement about each nominee for election to our Board of Directors at the Annual Meeting. The information presented includes information each nominee or director has given us about his or her age, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. The information presented also includes, under the heading “Director Qualifications,” a description for each director of the specific experience, qualifications, attributes and skills that led to the conclusion that he or she should serve as a director. Our Nominating and Corporate Governance Committee regularly evaluates the mix of experience, qualifications, attributes and skills of our directors using a matrix of areas that the Committee considers important for our business. In addition to the information presented below regarding the nominee’s specific experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee to the conclusion that the nominee should serve as a director, the Nominating and Corporate Governance Committee also considered the qualifications and criteria described below under “Corporate Governance Matters — Director Nominations” with the objective of creating a complementary mix of directors.

Nominees for Election as Directors

O.B. PARRISH

Age: 82; Elected Director: 1987; Present Term Ends: 2016 Annual Meeting

O.B. Parrish, a founder, has served as the Chief Executive Officer of the Company since July 2015 and as the Chairman of the Board and a Director of the Company since 1987. Mr. Parrish previously served as the Chief Executive Officer of the Company from 1994 to January 2014, as acting President from May 2006 to January

2014, and as acting Chief Financial and Accounting Officer from February 1996 to March 1999. Mr. Parrish is a shareholder and has served as the President and as a Director of Phoenix Health Care of Illinois, Inc. (“Phoenix of Illinois”) since 1987. Phoenix of Illinois owns 233,501 shares of our Common Stock. Mr. Parrish also is Chairman and a Director of Abiant, Inc., a neuroimaging company focusing on assessing drug effects on the brain and developing diagnostic tests for the early detection of Alzheimers Disease and other brain disorders and monitoring the results of treatment, and a Director of Algasol Renewables, a technology company with proprietary technology to produce algae bimass for use in biofuels, cosmetics, pharmacuticals and other products. Mr. Parrish is also a trustee of Lawrence University and a member of the President’s Advisory Council. From 1977 until 1986, Mr. Parrish was the President of the Global Pharmaceutical Group of G.D. Searle & Co. (“Searle”), a pharmaceutical/consumer products company. From 1974 until 1977, Mr. Parrish was the President of Searle International, the foreign sales operation of Searle. Prior to that, Mr. Parrish was Executive Vice President of Pfizer’s International Division.

Director Qualifications

Mr. Parrish’s extensive experience as a health care executive and his skills in the areas of corporate transactions, operations and manufacturing, international business, corporate communications and enterprise risk management, along with his familiarity with the Company’s business and industry and his role as the Company’s Chief Executive Officer, led to the conclusion that he should serve as a director of the Company and as Chairman of the Board.

WILLIAM R. GARGIULO, JR.

Age: 87; Elected Director: 1987; Present Terms Ends: 2016 Annual Meeting

William R. Gargiulo, Jr., a founder, has served as Secretary of the Company from 1996 to present, as Vice President of the Company from 1996 to September 30, 1998, as Assistant Secretary of the Company from 1989 to 1996, as Vice President — International of The Female Health Company Division from 1994 until 1996, as Chief Operating Officer of the Company from 1989 to 1994, and as General Manager of the Company from 1988 to 1994. Mr. Gargiulo has also served as a Director of the Company since 1987. Mr. Gargiulo is a trustee of a trust which is a shareholder of Phoenix of Illinois. From 1984 until 1986, Mr. Gargiulo was the Executive Vice-President of the Pharmaceutical Group of Searle, in charge of Searle’s European operations. From 1976 until 1984, Mr. Gargiulo was the Vice President of Searle’s Latin American operations.

Director Qualifications

Mr. Gargiulo’s years of experience as an officer of the Company and his extensive international sales and marketing experience led to the conclusion that he should serve as a director of the Company.

DONNA FELCH

Age 68; Appointed Director: 2012; Present Term Ends: 2016 Annual Meeting

Ms. Felch served as Vice President and Chief Financial Officer of the Company from February 2006 to December 2012. She has served as a Director of the Company since November 2012. Prior to joining the Company, Ms. Felch was Vice President and Treasurer of American Pharmaceutical Partners, Inc., a pharmaceutical company that develops, manufactures and markets injectible pharmaceutical products, from November 2002 until June 2005. In these positions, she directed the treasury, tax, financial planning and analysis, credit and collections and risk management functions. Ms. Felch joined American Pharmaceutical Partners in 1998 and during such time held the positions of Senior Director of Corporate Accounting and Director of General Accounting and Tax. In these roles her responsibilities included internal and external financial reporting, tax, treasury, financial planning, credit and risk management. Previously, Ms Felch served as Director of Corporate Tax with Fujisawa USA, a subsidiary of a major Japanese pharmaceutical company. Ms. Felch had formerly worked as a Tax Manager for LyphoMed, Inc., a generic pharmaceutical manufacturer.

Director Qualifications

Ms. Felch’s background as the former Vice President and Chief Financial Officer of the Company, her knowledge of the Company’s business and her background and experience in public accounting led to the conclusion that she should serve as a director of the Company.

DAVID R. BETHUNE

Age: 75; Elected Director: 1996; Present Term Ends: 2016 Annual Meeting

Mr. Bethune has served as a Director of the Company since January 1996. He was Chairman of Zila, Inc., an oral cancer screening company, from August 2007 to September 2009 and Chief Executive Officer of Zila, Inc. from March 2008 to September 2009. He served as a member of the Board of Directors of the CAMBREX Corporation, a life sciences company dedicated to providing products and services that accelerate and improve the discovery and commercialization of human therapeutics, from 2005 to March 2012. Mr. Bethune served as Chairman and Chief Executive Officer of Atrix Laboratories, Inc. from 1999 until his retirement in 2004. From 1997 to 1998, Mr. Bethune held the positions of President and Chief Operating Officer of the IVAX Corporation. From 1996 to 1997, Mr. Bethune was a consultant to the pharmaceutical industry. From 1995 to 1996, Mr. Bethune was President and Chief Executive Officer of Aesgen, Inc., a generic pharmaceutical company. From 1992 to 1995, Mr. Bethune was Group Vice President of American Cyanamid Company and a member of its Executive Committee until the sale of the company to American Home Products. He had global executive authority for human biologicals, consumer health products, pharmaceuticals and opthalmics, as well as medical research. In 1989 he became president of Lederle Laboratories, a division of American Cyanamid and held that position until 1992. Mr. Bethune is a founding trustee of the American Cancer Society Foundation. He is the founding chairman of the Corporate Council of the Children’s Health Fund in New York City and served on the Arthritis Foundation Corporate Advisory Council.

Director Qualifications

Mr. Bethune’s impressive track record of achievements in leadership positions, including with public companies in the pharmaceutical and medical products industries, led to the conclusion that he should serve as a director of the Company and a member of the audit committee.

ANDREW S. LOVE

Age: 72; Elected Director: 2013; Present Term Ends: 2016 Annual Meeting

Mr. Love has served as a Director of the Company since May 2013. Mr. Love served as Chairman and Co-Chief Executive Officer of Love Savings Holding Company, the holding company of Heartland Bank, headquartered in St. Louis, Missouri, from December 1985 to December 31, 2014. Currently, he is Chairman and Co-Chief Executive Officer of Hallmark Investment Corporation, successor to the non-banking activities of Love Savings Holding Company subsequesnt to its merger with Midland States Bancorp on December 31, 2014, which activities include the development and management of senior living communities, the extraction, processing and sale of coal mine methane, and a variety of investment activities. Mr. Love has more than 40 years of investment, banking and real estate experience. Previously, Mr. Love was a partner at the law firm Bryan Cave LLP. Mr. Love is active in philanthropic activities through family foundations and has served on the boards of numerous philanthropic and educational institutions in St. Louis, Missouri.

Director Qualifications

Mr. Love’s background and extensive experience in real estate, banking and finance and his long term commitment to the Company led to the conclusion that he should serve as a director of the Company.

MARY MARGARET FRANK, Ph.D.

Age: 47; Elected Director: 2004; Present Term Ends: 2016 Annual Meeting

Dr. Frank has served as a Director of the Company since October 2004. Dr. Frank has served as an Associate Professor of Accounting at the Darden Graduate School of Business at the University of Virginia where she teaches financial and tax accounting since 2002. She also serves as an Academic Director for Darden’s Institute for Business in Society. From 1999 to 2002, Dr. Frank was an Assistant Professor at the University of Chicago Booth School of Business. During 1997, Dr. Frank was an accounting instructor at the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill. From 1992 to 1994, Dr. Frank served as a Senior Tax Consultant at Arthur Andersen. She has her master’s degree and Ph.D. in accounting from the University of North Carolina at Chapel Hill and was issued her CPA in 1994.

Director Qualifications

Dr. Frank’s background and experience in both public accounting and financial education and her qualification as an “audit committee financial expert” under SEC rules led to the conclusion that she should serve as a director of the Company.

SHARON MECKES.

Age: 50; Elected Director: 2015; Present Term Ends: 2016 Annual Meeting

Ms. Meckes has served as a Director of the Company since March 2015. Ms. Meckes has operated an independent consulting company, SMI, since September 2014. From 2007 through September 2014, Ms. Meckes held a variety of marketing positions with Bayer Healthcare, a subgroup of Bayer AG, a global enterprise in the fields of health care, agriculture and high-tech materials. From September 2013 to September 2014, Ms. Meckes served as Head of IUD Consumer Marketing for Bayer Healthcare. From June 2011 to September 2013, Ms. Meckes served as Launch Lead for Bayer Healthcare’s Skyla® IUD. From January 2010 to May 2011, Ms. Meckes served as Deputy Director, New Product Planning, for Bayer Healthcare. Prior to joining Bayer Healthcare, Ms. Meckes held numerous consumer healthcare positions at Pfizer, Inc. and Warner-Lambert Company.

Director Qualifications

Ms. Meckes’ background and experience in marketing female health products to professionals and consumers, as well as extensive knowledge in identifying, evaluating, and selecting potential health care company and product acquisition candidates, led to the conclusion that she should serve as a director of the Company.

The Board of Directors recommends that shareholders vote FOR all nominees.

DIRECTORS MEETINGS AND COMMITTEES

Directors and Director Attendance

The Board of Directors currently consists of seven members: O.B. Parrish, William R. Gargiulo, Jr., Donna Felch, David R. Bethune, Andrew S. Love, Mary Margaret Frank, Ph.D, and Sharon Meckes. At each annual meeting of shareholders, directors are elected for a term of one year to succeed those directors whose terms are expiring.

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors held seven meetings during the Company’s fiscal year ended September 30, 2015. All of the incumbent directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board of Directors on which he or she served, if any.

The chart below identifies the members of each of these committees as of the date of this Proxy Statement, along with the number of meetings held by each committee during the fiscal year ended September 30, 2015:

	Audit		Compensation		Nominating and Corporate Governance
Number of Meetings:	5		1		1
Name of Director:
David R. Bethune	X		X	*	X	*
Andrew S. Love	X		X		X
Mary Margaret Frank, Ph.D.	X	*	X
Sharon Meckes			X

X = committee member; * = committee chairperson

Audit Committee

The responsibilities of the Audit Committee, in addition to such other duties as may be specified by our Board of Directors, include the following: (1) responsibility for selecting, evaluating and, where appropriate, replacing the independent registered public accounting firm for the Company; (2) review of the timing, scope and results of the independent registered public accounting firm’s audit examination; (3) review of periodic comments and recommendations by the independent registered public accounting firm and of our response thereto; (4) review of our financial statements; and (5) review of the scope and adequacy of our internal accounting controls. The Board’s Audit Committee is an audit committee for purposes of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s report required by the rules of the SEC appears on page 8.

Compensation Committee

The Compensation Committee (1) reviews and approves the goals and objectives relating to the compensation of our Chief Executive Officer and other executive officers, and determines the compensation of those executive officers, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation; (2) reviews and makes recommendations to our Board of Directors with respect to incentive compensation plans and equity-based plans; (3) administers our stock incentive, equity-based and other employee benefit plans in accordance with the responsibilities assigned to the Committee under any and all such plans; and (4) reviews and makes recommendations to our Board of Directors with respect to the compensation of our outside directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, in addition to such other duties as may be specified by our Board of Directors, identifies and recommends to our Board of Directors nominees for election to the Board of Directors, reviews and makes recommendations to our Board of Directors regarding the size and composition of the Board of Directors and the committees of our Board of Directors and reviews and recommends to our Board of Directors corporate governance policies and practices for the Company.

Charters of Committees

The Board of Directors has adopted, and may amend from time to time, a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. We make available on our website for investors at www.fhcinvestor.com, free of charge, copies of each of these charters. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

CORPORATE GOVERNANCE MATTERS

We are committed to establishing and maintaining high standards of corporate governance, which are intended to serve the long-term interests of the Company and our shareholders. Our Board of Directors has adopted Corporate Governance Guidelines which can be found on our website for investors at www.fhcinvestor.com.

Director Independence

Our Board of Directors has reviewed the independence of the nominees for election to the Board of Directors at the Annual Meeting under the applicable standards of the NASDAQ Stock Market. Based on this review, our Board of Directors determined that each of the following directors is independent under the listing standards of the NASDAQ Stock Market:

(1) William R. Gargiulo, Jr.	(4) Andrew S. Love

(2) David R. Bethune	(5) Sharon Meckes

(3) Mary Margaret Frank, Ph.D.

Based upon such standards, O.B. Parrish and Donna Felch are the only directors who are not independent because Mr. Parrish is our Chief Executive Officer and Ms. Felch was employed by the Company during the past three years. Our Board of Directors has determined that Ms. Felch will be independent under the listing standards of the NASDAQ Stock Market as of February 2016.

Board Leadership Structure

Historically, we have had the same person serving as the Chief Executive Officer and as Chairman of the Board of Directors. O.B. Parrish served as the Chief Executive Officer of the Company from 1994 until his retirement in January 2014 and again since July 2015 and has served as the Chairman of the Board since 1987. During Mr. Parrish’s retirement from the position of Chief Executive Officer, we separated the positions of Chief Executive Officer and Chairman of the Board for the first time. Following Karen King’s resignation and Mr. Parrish’s reassumption of his role as Chief Executive Officer, we again have the same person serving as the Chief Executive Officer and as Chairman of the Board of Directors. Although we believe that the combination of the Chairman and Chief Executive Officer roles is appropriate under current circumstances, we will continue to review this issue periodically to determine whether, based on the relevant facts and circumstances, separating these offices would serve our best interests and the best interests of our shareholders.

The Board’s Role in Risk Oversight

The role of our Board of Directors in our risk oversight process includes receiving reports from members of our senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The Board has authorized the Audit Committee to oversee and periodically review our enterprise risk assessment and enterprise risk management policies.

Director Nominations

We have a standing Nominating and Corporate Governance Committee. Based on the review described under “Corporate Governance Matters — Director Independence,” our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable standards of the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee will consider director nominees recommended by our shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Secretary, The Female Health Company, 515 North State Street, Suite 2225, Chicago, Illinois 60654, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of our Common Stock beneficially owned (as defined by Section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of our Common Stock beneficially owned (as defined by Section 13(d) of the Securities Exchange Act of 1934) by the shareholder making the recommendation. We may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company. Shareholder recommendations will be considered only if received no less than 120 days nor more than 150 days before the date of the proxy statement sent to shareholders in connection with the previous year’s annual meeting of shareholders.

The Nominating and Corporate Governance Committee will consider any nominee recommended by a shareholder in accordance with the preceding paragraph under the same criteria as any other potential nominee. The Nominating and Corporate Governance Committee believes that a nominee recommended for a position on our Board of Directors must have an appropriate mix of director characteristics, experience, diverse perspectives and skills. For new potential board members, the Nominating and Corporate Governance Committee will in the first instance consider the independence of the potential member and the appropriate size of the board and then the qualifications of the proposed member. Qualifications of a prospective nominee that may be considered by the Nominating and Corporate Governance Committee include:

•	personal integrity and high ethical character;

•	professional excellence;

•	accountability and responsiveness;

•	absence of conflicts of interest;

•	fresh intellectual perspectives and ideas; and

•	relevant expertise and experience and the ability to offer advice and guidance to management based on that expertise and experience.

We do not have a formal policy for the consideration of diversity by our Nominating and Corporate Governance Committee in identifying nominees for director. Diversity is one of the factors the Nominating and Corporate Governance Committee may consider and in this respect diversity may include race, gender, national origin or other characteristics.

The appointment of Sharon Meckes to the Company’s Board of Directors effective March  19, 2015 resulted from our engagement of a third party search firm to locate candidates to serve on our Board of Directors.

Communications between Shareholders and the Board of Directors

We have placed on our website for investors located at www.fhcinvestor.com a description of the procedures for shareholders to communicate with our Board of Directors, a description of our policy for our directors and nominee directors to attend the Annual Meeting and the number of directors who attended last year’s annual meeting of shareholders.

Code of Business Ethics

We have adopted a Code of Business Ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Ethics is available on our website for investors which is located at www.fhcinvestor.com. We also intend to disclose any amendments to, or waivers from, the Code of Business Ethics on our website.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is currently comprised of three members of our Board of Directors. Based upon the review described above under “Corporate Governance Matters — Director Independence,” our Board of Directors has determined that each member of the Audit Committee is independent as defined in the listing standards of the NASDAQ Stock Market and the rules of the SEC. The duties and responsibilities of our Audit Committee are set forth in the Audit Committee Charter.

The Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended September 30, 2015, with our management and with our independent registered public accounting firm;

•

discussed with our independent registered public accounting firm the matters required to be discussed by SAS No. 61, “Communications with Audit Committees,” as amended (American Institute of Certified Public Accountants, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received and discussed with our independent registered public accounting firm the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence.

Based on such review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015 for filing with the SEC.

AUDIT COMMITTEE:

Mary Margaret Frank, Ph.D. (Chairperson)

David R. Bethune

Andrew S. Love

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees we paid for audit and non-audit services rendered by our independent registered public accounting firm, RSM US LLP, during fiscal 2015 and 2014:

Service Type	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$393,086	$382,740
Audit-Related Fees	—	—
Tax Fees(2)	70,316	36,060
All Other Fees	—	—

Total Fees	$463,402	$418,800

(1)

Consists of fees for the audit of the Company’s consolidated financial statements for the years ended September 30, 2015 and 2014, integrated audit of the Company’s internal control over financial reporting as of September 30, 2015 and 2014, review of financial information included in the Company’s quarterly reports on Form 10-Q for fiscal 2015 and fiscal 2014, consents and assistance with documents filed by the Company with the SEC and fees for the statutory audits of the foreign entities.

(2)

Consists of fees relating to the preparation of the Company’s corporate income tax returns and related informational filings, review of foreign tax structuring and preparation of foreign income tax returns.

The Audit Committee of the Board of Directors of the Company considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of RSM US LLP.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by our independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairperson of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairperson of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairperson of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent registered public accounting firm.

Each new engagement of our independent registered public accounting firm to perform non-audit services set forth in the table above has been approved in advance by the Audit Committee or the Chairperson of the Audit Committee pursuant to the foregoing procedures.

Audit Committee Financial Expert

Our Board of Directors has determined that one of the members of the Audit Committee, Mary Margaret Frank, Ph.D., qualifies as an “audit committee financial expert” as defined by the rules of the SEC based on her work experience and education.

EXECUTIVE OFFICERS

The names of, and certain information regarding, executive officers of the Company who are not directors or director nominees as of the date of this Proxy Statement, are set forth below.

Name	Age	Position
Michele Greco	57	Executive Vice President and Chief Financial Officer of the Company
Susan Ostrowski	59	Executive Vice President of Sales and Marketing of the Company
Martin Tayler	47	Executive Vice President of Global Operations of the Company

MICHELE GRECO

Age: 57; Executive Vice President and Chief Financial Officer

Ms. Greco has served as Executive Vice President and Chief Financial Officer of the Company since December 2014 and served as Vice President and Chief Financial Officer of the Company from January 2013 to December 2014. Ms. Greco is a CPA with nearly 30 years of experience in public accounting with Ernst & Young LLP. From January 2011 to February 2012, Ms. Greco provided consulting services to Systems Research Incorporated as a recruiter of finance professionals. From March 2009 to January 2011, Ms. Greco was involved in a series of personal business ventures. From 1994 to March 2009, Ms. Greco served as an audit partner with Ernst & Young LLP. Ms. Greco joined Ernst & Young LLP in 1981.

SUSAN OSTROWSKI

Age: 59; Executive Vice President of Sales and Marketing

Ms. Ostrowski has served as Executive Vice President of Sales and Marketing of the Company since December 2014 and served as Executive Vice President of New Business Development of the Company from July 2014 to December 2014. Ms. Ostrowski provided consulting services to the Company from April 2014 to July 2014. From December 2011 to April 2014, Ms. Ostrowski served as Senior Director, Global Key Accounts of DSM Pharmaceutical Products, a subsidiary of Royal DSM, a global provider of biopharmaceutical manufacturing technology and services. From December 2008 to December 2011, Ms. Ostrowski served as Senior Director, Marketing and Sales, of DSM Pharmaceutical Products.

MARTIN TAYLER

Age: 47; Executive Vice President of Global Operations

Mr. Tayler has served as Executive Vice President of Global Operations of the Company since December 2014 and served as Executive Vice President of Operations of the Company from September 2014 to December 2014. From July 2013 to September 2014, Mr. Tayler provided manufacturing and quality management consulting services in Asia as the owner of Lean Manufacturing Limited. From April 2009 to April 2012, Mr. Tayler served as Operations Director of Qingdao London Durex Company, a subsidiary of Reckitt Benckiser Group plc, a consumer health and hygiene company. Prior to its acquisition by Reckitt Benckiser Group, Mr. Tayler served in a variety of operations leadership positions with SSL International PLC, a manufacturer of healthcare products, for approximately eight years, most recently as Project Director of Qingdao London Durex Company from August 2007 to March 2009.

SECURITY OWNERSHIP

The following table sets forth information regarding beneficial ownership of our Common Stock as of January 13, 2016 with respect to (1) each person known to the Company to own beneficially more than 5% of our Common Stock, (2) each named executive officer (as defined below under the heading “Executive Compensation”) and each director and director nominee, and (3) all directors, nominees and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all shares beneficially owned, except to the extent authority is shared by spouses under applicable law. Shares of our Common Stock subject to options that are either currently exercisable or exercisable within 60 days of January 13, 2016 are treated as outstanding and beneficially owned by the holder for the purpose of computing the percentage ownership of the holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. This table lists applicable percentage ownership based on 29,030,499 shares of Common Stock outstanding as of January 13, 2016.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent
Nine Ten Partners LP(2)	2,346,947	8.1%
Richard E. Wenninger(3)	2,046,565	7.0%
Stephen M. Dearholt(4)	2,559,039	8.8%
O.B. Parrish(5)	1,080,350	3.7%
Karen King(6)	19,500	*
William R. Gargiulo, Jr.(7)	102,000	*
David R. Bethune(8)	249,015	*
Andrew S. Love(9)	678,711	2.3%
Mary Margaret Frank, Ph.D.(10)	105,344	*
Sharon Meckes	0	*
Donna Felch(11)	114,382	*
Michele Greco(12)	48,845	*
Susan Ostrowski(13)	35,178	*
Martin Tayler(14)	20,511	*
All directors, nominees and executive officers, as a group (10 persons) (5)(7)(8)(9)(10)(11)(12)(13)(14)	2,413,825	8.3%

*	Less than 1 percent.

(1)	Unless otherwise indicated, the address of each beneficial owner is 515 North State Street, Suite 2225, Chicago, IL 60654 and the address of Dr. Frank is P.O. Box 6550, Charlottesville, VA 22906.

(2)

Nine Ten Partners LP and affiliated persons filed a Schedule 13G/A dated February 17, 2015 reporting that as of December 31, 2014, Nine Ten Partners LP beneficially owned 2,346,947 shares of Common Stock, with sole voting and dispositive power over 2,346,947 shares of Common Stock. The address of Nine Ten Partners LP is 12600 Hill Country Blvd., Suite R-230, Austin, TX 78738.

(3)

Consists of (a) 3,345 shares of Common Stock owned directly by Mr. Wenninger, (b) 56,348 shares of Common Stock held by Mr. Wenninger’s spouse (Mr. Wenninger disclaims beneficial ownership of the shares held by his spouse), (c) 1,676,872 shares of Common Stock held by a trust of which Mr. Wenninger is trustee and a beneficiary, (d) 250,000 shares of Common Stock held by a charitable remainder trust of which Mr. Wenninger is a trustee and Mr. Wenninger and his spouse are beneficiaries (Mr. Wenninger disclaims beneficial ownership except to the extent of his pecuniary interest therein), and (e) 60,000 shares of Common Stock subject to stock options. The address of Mr. Wenninger is 14000 Gypsum Creek Road, Gypsum, CO 81637. The beneficial ownership information for Mr. Wenninger is based on the most recent information provided to the Company as of Mr. Wenninger’s retirement from the Board of Directors on March 19, 2015.

(4)

Includes 1,971,889 shares of Common Stock owned directly by Mr. Dearholt. Also includes 127,150 shares of Common Stock held in a self-directed IRA, and 400,000 shares of Common Stock held by the John W. Dearholt Trust of which Mr. Dearholt is a co-trustee with a sibling. Mr. Dearholt shares the power to vote and dispose of 400,000 shares of Common Stock held by the John W. Dearholt Trust. Mr. Dearholt has sole power to vote and dispose of the remaining shares of Common Stock. Also includes 60,000 shares of

Common Stock subject to stock options. The address of Mr. Dearholt is 36365 Trail Ridge Road, Steamboat Springs, CO 80488. The beneficial ownership information for Mr. Dearholt is based on the most recent information provided to the Company as of Mr. Dearholt’s retirement from the Board of Directors on March 19, 2015.

(5)

Includes 233,501 shares owned by Phoenix of Illinois. Under the rules of the SEC, Mr. Parrish may be deemed to have voting and dispositive power as to such shares since Mr. Parrish is an officer, director and the majority shareholder of Phoenix of Illinois. Also includes 846,849 shares of Common Stock owned directly by Mr. Parrish.

(6)

Consists of 19,500 shares of Common Stock owned directly by Ms. King. The beneficial ownership information for Ms. King is based on the most recent information provided to the Company as of the time of Ms. King’s resignation from her position as Chief Executive Officer and President as of July 10, 2015.

(7)	Consists of 102,000 shares of Common Stock owned directly by Mr. Gargiulo.

(8)	Consists of 249,015 shares of Common Stock owned directly by Mr. Bethune.

(9)

Consists of (a) 64,926 shares of Common Stock owned directly by Mr. Love, (b) 30,000 shares of Common Stock held by Mr. Love’s spouse (Mr. Love disclaims beneficial ownership of the shares held by his spouse), (c) 418,517 shares of Common Stock owned by Hallmark Investment Corporation (under the rules of the SEC, Mr. Love may be deemed to have voting and dispositive power as to such shares since Mr. Love is an officer, director and the majority shareholder of Hallmark Investment Corporation), (d) 30,000 shares of Common Stock held in a self-directed IRA, (e) 33,334 shares of Common Stock held by a profit sharing plan of which Mr. Love is a beneficiary, (f) 47,600 shares of Common Stock held by a family partership (under the rules of the SEC, Mr. Love may be deemed to have voting and dispositive power as to such shares since Mr. Love is the sole managing partner of the family partnership), (g) 34,344 shares of Common Stock held by a family limited liability company (under the rules of the SEC, Mr. Love may be deemed to have voting and dispositive power as to such shares since Mr. Love is the sole manager of the family limited liablity company), and (h) 20,000 shares of Common Stock held by a charitable trust of which Mr. Love is the sole trustee.

(10)	Consists of 45,344 shares of Common Stock owned directly by Dr. Frank and 60,000 shares of Common Stock subject to stock options held by Dr. Frank.

(11)	Consists of 114,382 shares of Common Stock owned directly by Ms. Felch.

(12)	Consists of 48,845 shares of Common Stock owned directly by Ms. Greco.

(13)	Consists of 35,178 shares of Common Stock owned directly by Ms. Ostrowski.

(14)	Consists of 20,511 shares of Common Stock owned directly by Mr. Tayler.

The above beneficial ownership information is based on information furnished by the specified person and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this Proxy Statement. This information should not be construed as an admission of beneficial ownership for other purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC on Forms 3, 4 and 5. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended September 30, 2015 all reports required by Section 16(a) to be filed by the Company’s officers, directors and more than 10% shareholders were filed on a timely basis except for the following: (1) Ms. Ostrowski filed a Form 4 on August 27, 2015 reporting a stock grant that occurred on July 10, 2015; (2) Mr. Tayler filed a Form 4 on September 14, 2015 reporting a stock grant that occurred on September 1, 2015; (3) Ms. Ostrowski filed a Form 4 on October 13,

2015 reporting a stock grant that occurred on September 30, 2015; (4) Ms. Greco filed a Form 4 on October 13, 2015 reporting a stock grant that occurred on September 30, 2015; (5) Mr. Tayler filed a Form 4 on October 13, 2015 reporting a stock grant that occurred on September 30, 2015 and (6) Mr. Love filed a Form 4 on December 28, 2015 reporting a stock acquisition that occurred on December 16, 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This section discusses the principles underlying the Company’s compensation decisions for fiscal 2015 for the Company’s named executive officers and the most important factors relevant to an analysis of these decisions. It also provides information regarding the manner and context in which compensation is awarded to and earned by the named executive officers. In fiscal 2015, the Company had five executive officers who are required to be listed in the Summary Compensation Table below, and we refer to these executive officers as the “named executive officers” throughout this section:

•	O. B. Parrish, Chairman of the Board and Chief Executive Officer;

•	Karen King, former Chief Executive Officer and President;

•	Michele Greco, Executive Vice President and Chief Financial Officer;

•	Susan Ostrowski, Executive Vice President of Sales and Marketing; and

•	Martin Tayler, Executive Vice President of Global Operations.

The compensation of these individuals is presented in the tables and other quantitative information that follow this section. Mr. Parrish resumed his position as Chief Executive Officer effective July 10, 2015. Ms. King resigned from her position as Chief Executive Officer and President effective July 10, 2015.

Overview

The Company’s overall financial performance was solid in fiscal 2015 with unit sales increasing by 43% over fiscal 2014, net revenues increasing by 33% over fiscal 2014 and operating income increasing by 69% over fiscal 2014. Because the Company’s executive compensation program is heavily weighted towards pay for performance, particularly through the Company’s annual performance award program, Ms. Greco, Ms. Ostrowski and Mr. Tayler received cash and stock incentive compensation payouts in fiscal 2015 under the annual performance award program. By contrast, in fiscal 2014 when the performance objectives were not met, the named executive officers did not receive incentive compensation payouts under the annual performance award program. As described in more detail below, the named executive officers did receive modest discretionary bonuses based on significant achievements in fiscal 2013.

The Company’s compensation strategy is to closely align its compensation programs with shareholders’ interests by providing effective incentives for performance and a level of compensation needed to attract, motivate and maintain key executives who are important to the Company’s continued success. Nearly all of the compensation to the named executive officers consists of only three components: a relatively modest base salary, an annual performance award program and periodic restricted stock grants. As part of aligning executive compensation with shareholders’ interests, the Company’s annual performance award program is based solely on achievement of corporate goals (unit sales and operating income targets). The program is straightforward and rewards management with cash and stock incentives only if 100% of minimum corporate goals for unit sales and operating income are achieved. The program offers an enhanced award for achievement of 110% and 115% of these goals. In fiscal 2015, achievement exceeded 115% of both goals, resulting in a payout of the maximum performance award to participants.

The Company’s executive compensation program is clear and straightforward. The named executive officers do not have a contractual right to any annual increases in base salary. None of the named executive officers have any contractual rights to severance payments except in connection with a change of control. Change of control agreements provide for payment of three times a named executive officer’s base salary and bonus and certain additional benefits upon termination of employment following a change of control under the agreements. The Company offers limited perquisites to its named executive officers and does not offer supplemental retirement benefits to any of the named executive officers. The only retirement benefit the Company offers to the named executive officers is participation in a Simple Individual Retirement Account plan by Ms. Greco and Ms. Ostrowski and pension contributions to Mr. Tayler. Named executive officers employed in the United Kingdom have the right to a statutory minimum notice period prior to termination (for which the Company may pay severance in lieu of notice).

Key Compensation Actions in Fiscal 2015

The compensation actions taken by the Compensation Committee in fiscal 2015 included the following:

•

In December 2014, the Compensation Committee approved increases in the base salaries of Ms. King, Ms. Greco, Ms. Ostrowski and Mr. Tayler based on the rate of inflation for the twelve months ended November 30, 2015, in their respective countries (the U.S. for Ms. King, Ms. Greco and Ms. Ostrowski and the U.K. for Mr. Tayler). These base salary increases took retroactive effect as of October 1, 2014.

•

On July 10, 2015, the Company and Ms. King entered into a Separation Agreement and General Release. Under this agreement, among other things, the Company is required to make a separation payment to Ms. King equal to six month’s base salary, payable over a six month period, and to pay premiums for continued medical, vision and dental coverage through January 31, 2016. Ms. King forfeited the 50,000 unvested shares of restricted stock she held.

•

In August 2015, Ms. Ostrowski was issued 12,000 shares of restricted stock, which shares will vest on July 10, 2016. In connection with the reappointment of Mr. Parrish as Chief Executive Officer, he was issued 67,000 shares of restricted stock on August 27, 2015, which will vest one-third annually over three years, and the right to receive an additional 11,000 shares on each of the three annual vesting dates or, at his option, the right to elect cash based on the fair market value of the 11,000 shares on each applicable vesting date. In September 2014, Mr. Tayler received an award of the right to receive 18,666 shares of Common Stock. Half of the shares were issued on September 1, 2015 and the other half will be issued on September 1, 2016. The Compensation Committee did not make any other equity awards to the named executive officers in fiscal 2015. Should a recipient terminate employment, or be terminated for cause, any unvested shares issued will be forfeited.

•

The Compensation Committee approved the base salary of Mr. Parrish in connection with his reappointment as Chief Executive Officer in July 2015 at the rate of $170,000 per year. Mr. Parrish does not participate in the annual performance award program since his reappointment as Chief Executive Officer.

•

In fiscal 2015, the performance objectives under the annual performance award program were exceeded by 115% and, as a result, the maximum payout under the program was made to Ms. Greco, Ms. Ostrowski and Mr. Tayler under the program. The Compensation Committee decided to make 75% of the payout in the form of cash and 25% of the payout in the form of shares of Common Stock.

At the Company’s 2014 Annual Meeting of Shareholders, pursuant to a non-binding, advisory vote, shareholders approved the compensation of the Company’s named executive officers as disclosed in the proxy statement for the meeting by a vote of 14,914,936 shares in favor to 3,090,503 against. The Compensation Committee has considered the results of this advisory shareholder vote and believes that it shows support by the Company’s shareholders for the Company’s compensation philosophy and the executive compensation programs that implement the Company’s compensation philosophy. The Company has not significantly changed its executive compensation program following the shareholder advisory vote. The Board of Directors has determined that future shareholder advisory votes on executive compensation will occur every three years. Accordingly, the next shareholder advisory vote on executive compensation will be held at the 2017 Annual Meeting.

Executive Compensation Program Objectives and Philosophy

The Company has designed the compensation program for its named executive officers to align the interests of the named executive officers with those of shareholders. To do so, the Company provides a relatively modest level of base pay and incentivizes executives to achieve corporate goals through restricted stock grants and an annual performance award program that ties incentives to performance goal achievement and year-end stock prices. The Company believes its executive compensation package, as a whole, is competitive with companies of a similar size in the HIV/AIDS product arena.

A named executive officer’s compensation opportunity is impacted by the Company’s performance and stock price. By design, the annual performance awards are paid only if the performance goals are attained, and, if the performance goals are surpassed by either 10% or 15%, the program provides for higher levels of award payouts. With restricted stock grants, the value is not realized until the vesting requirement is met. Enhanced value is possible if the stock price increases after the grant is awarded.

Process for Determining Executive Compensation

Information Reviewed by the Compensation Committee.     Compensation for the named executive officers and other senior managers is reviewed and approved by the Compensation Committee. The Compensation Committee views compensation as an ongoing process. The Compensation Committee receives and reviews materials in advance of each meeting, including materials that management believes will be helpful to the Compensation Committee as well as materials specifically requested by members of the Compensation Committee.

The Compensation Committee annually reviews performance information provided by the Chief Executive Officer, including an assessment of overall corporate performance and an assessment of individual performance and compensation recommendations for each named executive officer, other than him or herself. The Chief Executive Officer does not submit an assessment of his or her own performance or present a recommendation on his or her own compensation, and does not participate in the portion of the meeting where his or her compensation is approved. The Compensation Committee considers the assessment and the input it receives from management, and exercises its own judgment in evaluating performance.

The Compensation Committee’s charter requires that the Company provide the Compensation Committee with adequate funding to engage any compensation consultants or other advisers the Compensation Committee deems it appropriate to engage. During fiscal 2015 and 2016 to date, the Compensation Committee did not engage any consultants to assist it in reviewing the Company’s compensation practices and levels.

Involvement of Management.    Management plays a significant role in assisting the Compensation Committee in its oversight of compensation. Management’s role includes assisting the Compensation Committee with evaluating employee performance, establishing individual performance targets and objectives, recommending salary levels and equity incentive grants, and providing financial data on company performance, calculations and reports on achievement of performance objectives, and other information requested by the Compensation Committee. The Chief Executive Officer works with the Compensation Committee in making recommendations regarding overall compensation policies and plans as well as specific compensation levels for the named executive officers and other key employees, other than the Chief Executive Officer. Members of management who were present during a part of the Compensation Committee meetings in fiscal 2015 and the first part of fiscal 2016 included the Chief Executive Officer. The Compensation Committee makes all decisions regarding the compensation of the Chief Executive Officer without the Chief Executive Officer or any other member of management present.

Use of Market Compensation Data.    Although the Compensation Committee does not use benchmarking to determine executive compensation, it has reviewed market compensation data to help in evaluating the competitiveness of the Company’s executive compensation program. In 2013, at the Compensation Committee’s request, the Company conducted a survey of 2012 executive compensation levels for three comparison groups of public companies with a market capitalization under $300 million, consisting of (1) companies involved in health care and (2) companies that market medical devices. The base salaries for Mr. Parrish and Ms. Greco were below both the mean and the median in each group of the survey while potential incentive compensation was above both the mean and the median. The base salary level for Ms. King was below the mean and median for the health care group and approximately at the mean and median for the medical devices group. The compensation survey did not include data regarding positions similar to Ms. Ostrowski’s new position as Executive Vice President of Sales and Marketing. The base salary level for Mr. Tayler was compared to Micheal Pope’s salary, who retired in September 2014, and was below both the mean and the median in each group of the survey while potential incentive compensation was above both the mean and the median.

Components of Executive Compensation

Mix of Compensation.    The Company’s compensation program features three main components:

•	base salaries;

•	an annual performance award program; and

•	periodic restricted stock grants.

The mix of compensation is determined largely by the Compensation Committee’s intent to align compensation with the shareholders’ interests. As such, base pay is a relatively modest part of the overall package. The annual performance award, which increases with a higher year-end share price, provides the named executive officers with an incentive to meet corporate targets that are likely to impact stock price. The restricted stock grants offer the named executive officers an additional opportunity to share in the stock value created for shareholders when growth targets are achieved.

Base Salaries.    The Compensation Committee annually reviews the base salaries for the named executive officers. During its review in December 2014, the Compensation Committee determined that a modest increase in the base salaries for Ms. King, Ms. Greco, Ms. Ostrowski, and Mr. Tayler based on the rate of inflation for the twelve months ended November 30, 2014, in each executive’s country of residence (the U.S. for Ms. King, Ms. Greco, and Ms. Ostrowski and the U.K. for Mr. Tayler) was the appropriate adjustment for fiscal 2015. As a result, the Compensation Committee approved base salary increases for Ms. King, Ms. Greco, and Ms. Ostrowski of approximately 1.3% and for Mr. Tayler of approximately 1.0%. These base salary increases took retroactive effect as of October 1, 2014. Mr. Parrish’s base salary was set at the rate of $170,000 per year in connection with his reappointment as Chief Executive Officer in July 2015.

Annual Performance Awards.    The Company has an annual incentive bonus program which provides participating named executive officers with the opportunity to receive annual payouts in cash and/or shares of Common Stock, at the Company’s option. Participants are eligible to receive payouts upon achievement of corporate goals. Cash payouts are calculated by multiplying the designated cash award quantity by the average closing price of the Company’s Common Stock for the last ten trading days of the fiscal year and stock payouts consist of a number of shares of Common Stock equal to the designated stock award quantity. Thus, the value of the performance award, if achieved, is impacted by the Company’s year-end stock price.

At the beginning of fiscal 2015, the Company established the performance goals under the annual performance award program for fiscal 2015 operating results in the following areas:

•	specific rate of increase in unit sales in fiscal 2015 as compared to fiscal 2014; and

•	specific rate of increase in operating income in fiscal 2015 as compared to fiscal 2014.

Achievement of 100% of unit sales and operating income goals will trigger annual incentive performance awards to the named executive officers at the target level, with enhanced awards for achievement of 110% and 115% of these goals. In fiscal 2015, the performance objectives under the annual performance award program were exceeded by 115% and, as a result, the maximum payout was made to Ms. Greco, Ms. Ostrowski and Mr. Tayler. The Compensation Committee decided to make 75% of the payout in the form of cash and 25% of the payout in the form of shares of Common Stock. Mr. Parrish does not participate in the annual performance award program since his reappointment as Chief Executive Officer.

Under exceptional circumstances the Compensation Committee has the authority to award discretionary cash bonuses outside of the annual performance award program. These discretionary bonuses allow the Company to recognize superior performance by the named executive officers and to have the flexibility to maintain competitive compensation when needed. No discretionary bonus was awarded to named executive officers in fiscal

2015 or 2014. The Compensation Committee approved the payment of modest discretionary bonuses to the named executive officers for significant achievements in fiscal 2013. Factors considered by the Compensation Committee in determining to award the discretionary bonuses included the Company’s healthy operating profit margin (31% of net revenues in fiscal 2013, consistent with fiscal 2012) and a total return to shareholders of approximately 42% in fiscal 2013 based upon a significant increase in the Company’s stock price and increased cash dividends reflecting the Company’s strong cash flows from operations. The Compensation Committee also recognized that fiscal 2013’s minimum targets under the annual performance award program reflected significant growth from fiscal 2012’s record results, and even though those minimum targets were not met, the Company’s unit sales, net revenues and operating income in fiscal 2013 were at that time the second highest in its history. Accordingly, the Compensation Committee decided to award the named executive officers modest discretionary bonuses equal to approximately 10% of their target amounts under the annual performance award program.

Restricted Stock Grants.    The Company uses restricted stock grants for its equity incentive awards to be consistent with its objective to align the interests of shareholders and its named executive officers. Stock grants were selected as a long-term incentive, in part, because the value of the grant is impacted by the stock price. The restricted stock grants generally vest over a period of years, in a number of tranches. The staggered vesting schedule was selected because the Compensation Committee believes it is consistent with industry practice, while providing a relatively long retention benefit. Instead of annual grants of stock, the Company has generally staggered the grants so that the named executive officers generally hold some unvested shares at all times to promote the Company’s retention objectives. The Company may also provide recipients of stock grants with the right to elect to receive part of the grant in cash on the vesting dates, based on the fair market value of the shares on such dates, in order to provide the recipients with cash to pay their income tax obligations.

Prior to the Compensation Committee setting the size of restricted stock grants, the Chief Executive Officer makes a recommendation to the Compensation Committee for the other named executive officers. The Chief Executive Officer generally uses historic awards and stock price trends as a starting point in developing his or her recommendation (other than for him or herself). That information is also available to the Compensation Committee when it makes its decisions. Following review of the Chief Executive Officer’s recommendations, the Compensation Committee also considers, in its collective experience and judgment, the Chief Executive Officer’s individual performance assessments of the other named executive officers and other factors regarding executive retention considerations. No formal weightings are applied to these factors in determining the size of restricted stock grants.

In connection with the initial hiring of Ms. King by the Company, she received a grant of 50,000 shares of restriced stock on January 20, 2014, all of which were forfeited upon her separation from the Company in July 2015. In August 2015, Ms. Ostrowski was issued 12,000 shares of restricted stock, which shares will vest on July 10, 2016. In connection with the reappointment of Mr. Parrish as Chief Executive Officer, he was issued 67,000 shares of restricted stock on August 27, 2015, which will vest one-third annually over three years, and the right to receive an additional 11,000 shares on each of the three annual vesting dates or, at his option, the right to elect cash based on the fair market value of the 11,000 shares on each applicable vesting date. In September 2014, Mr. Tayler received an award of the right to received 18,666 shares of Common Stock. Half of the shares were issued on September 1, 2015 and the other half will be issued on September 1, 2016. All shares granted as restricted stock have all the rights of our Common Stock, including voting and dividend rights. Unvested shares are subject to forfeiture if the holder voluntarily leaves the Company or is terminated for cause. All shares will vest immediately if there is a change in control of the Company.

The Company does not currently maintain any formal policy regarding executive officer stock ownership or the hedging of economic risk related to such stock ownership nor does it have any program, plan or obligation that requires it to grant equity compensation to any executive officer on specified dates. The authority to make equity grants to executive officers rests with the Compensation Committee, although, as noted above, the Compensation Committee does consider the recommendations of the Chief Executive Officer in setting the compensation of the other named executive officers.

Change of Control Agreements

The Company has entered into change of control agreements with each of Ms. Greco, Ms. Ostrowski and Mr. Tayler. These agreements act as springing employment agreements which take effect upon a change of control. The Company provides these agreements based on competitive market practice, and to ensure that the executives’ interests remain aligned with shareholders while the Company considers, or during the pendency of, a transaction that involves a change of control. Additional information regarding these agreements, including a description of key terms and a quantification of benefits that would be received by the named executive officers had a termination of employment in connection with a change in control occurred on September 30, 2015, is found below under the heading “Potential Payments on Termination After a Change of Control.” Ms. King’s Change of Control Agreement terminated effective as of July 10, 2015 at the time of Ms. King’s resignation from her position as Chief Executive Officer and President.

Compensation Deductibility Policy

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1.0 million paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the three other most highly compensated executive officers other than the chief financial officer. Performance-based compensation that has been approved by shareholders is excluded from the $1.0 million deductibility limit if certain requirements are met. Neither the Company’s annual performance award program nor its 1997 Stock Option Plan were approved by its shareholders, and therefore any compensation the Company pays under such plans does not qualify for the exclusion from the $1.0 million deductibility limit in Section 162(m).

During fiscal 2013, the Company’s Chief Executive Officer received an incentive payment for fiscal 2012 performance which resulted in compensation in excess of $1.2 million, which caused his fiscal 2013 compenstion for purposes of Section 162(m) to exceed the $1.0 million deductibility limit by more than $0.2 million. Section 162(m) will disallow the Company from deducting the amount of such compensation to the Chief Executive Officer for fiscal 2013 in excess of $1.0 million. No stock options under the 1997 Stock Option Plan are held by any of the Company’s named executive officers.

The Compensation Committee intends to continue to monitor the applicability of Section 162(m) in connection with future compensation to the Company’s named executive officers. Although the Compensation Committee may consider tax deductibility in connection with future compensation decisions, it believes that it is generally not in the shareholders’ interest to restrict the Compensation Committee’s discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, the Compensation Committee may approve compensation that is not fully deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

David Bethune (Chairperson)

Andrew Love

Mary Margaret Frank, Ph.D.

Sharon Meckes

Summary Compensation Table

The table shown below provides information for the Company’s last three fiscal years regarding compensation paid by the Company to the two persons who served as Chief Executive Officer during fiscal 2015, the person who served as Chief Financial Officer during fiscal 2015 and two other people who served as an executive officers of the Company during fiscal 2015 whose total compensation during fiscal 2015 exceeded $100,000. The individuals listed in this table are referred to elsewhere in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Nonequity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
O.B. Parrish,	2015	$169,908	—	$134,000	—	$8,714	$312,622
Chairman and Chief	2014	$169,908	—	—	—	$13,052	$182,960
Executive Officer(5)	2013	$168,202	$105,000	—	—	$19,516	$292,718

Karen King, former	2015	$295,458	—	—	—	$221,146	$516,604
Chief Executive Officer	2014	$245,486	—	$401,500	—	$18,022	$665,008
and President(6)	2013	—	—	—	—	—	—

Michele Greco,	2015	$215,283	—	—	$70,650	$6,738	$292,671
Executive Vice President and	2014	$207,460	—	$78,700	—	$6,514	$292,674
Chief Financial Officer(7)	2013	$178,846	$24,000	$138,000	—	$6,296	$347,142

Susan Ostrowski,	2015	$212,001	—	—	$70,650	$4,521	$287,172
Executive Vice President	2014	$101,387	—	$118,960	—	—	$220,347
of Sales and Marketing(8)	2013	—	—	—	—	—	—

Martin Tayler,	2015	$168,534	—	—	$70,650	$22,754	$261,938
Executive Vice President of	2014	$8,225	—	$112,000	—	—	$120,225
Global Operations(9)	2013	—	—	—	—	—	—

(1)	Amounts for 2013 represent discretionary cash bonuses paid outside of the annual performance award program as annual performance targets were not met.

(2)

All stock awards are computed in accordance with the Accounting Standards Codification Topic 718-10 (formerly FAS No. 123R) excluding estimated forfeitures. Each stock award is valued based on the closing market price of our Common Stock on the date of grant.

(3)

Amounts for 2015 represent payouts under the Company’s annual performance award program based on achieving 115% of unit sales and operating income targets for fiscal 2015. Under this program, each named executive officer is entitled to receive a payout in cash and/or shares of Common Stock if the Company exceeds target amounts of both unit sales and operating income, with the amount of the payout based on the average closing price of the Common Stock for the last ten trading days of the fiscal year. In fiscal 2015, 75% of the payout was in the form of cash and 25% of the payout was in the form of shares of Common Stock. The targets for fiscal 2014 and fiscal 2013 under the Company’s annual performance award program were not met and, as a result, no payouts were made under the program for fiscal 2014 and fiscal 2013.

(4)

The amount of “All Other Compensation” for Mr. Parrish consists of premiums paid by the Company for term life insurance under which Mr. Parrish or his designee is the beneficiary; for Ms. King consists of matching contributions by the Company under the Company’s Simple Individual Retirement Account plan for its employees and for fiscal 2015 a total of $212,730 paid or payable to Ms. King pursuant to her separation agreement; for Ms. Greco consists of matching contributions by the Company under the Company’s Simple Individual Retirement Account plan for its employees; for Ms. Ostrowski consists of matching contributions by the Company under the Company’s Simple Individual Retirement Account plan for its employees; and for Mr. Tayler consists of $4,213 of pension payments and $18,541 for an automobile allowance.

(5)

Mr. Parrish retired from his position as Chief Executive Officer and President on January 20, 2014 and resumed his position as Chief Executive Officer effective July 10, 2015. Between January 20, 2014 and July 10, 2015, Mr. Parrish continued to serve as Chairman of the Board, but remained an employee of the

Company and amounts reflected on the table include Mr. Parrish’s compensation as an employee during this period.

(6)

Ms. King joined the Company as Chief Executive Officer and President on January 20, 2014 and effective July 10, 2015, Ms. King resigned from her position as Chief Executive Officer and President of the Company.

(7)	Ms. Greco joined the Company on November 9, 2012 and became an executive officer effective January 1, 2013.

(8)

Ms. Ostrowski joined the Company as an executive officer on July 10, 2014. Ms. Ostrowski’s salary during 2014 includes $54,616 paid to her as a consultant prior to her appointment as an executive officer.

(9)

Mr. Tayler joined the Company as an executive officer on September 15, 2014. Mr. Tayler’s salary and all other compensation are paid in U.K. pounds. Amounts shown for Mr. Tayler’s salary and all other compensation are based on the 12-month average exchange rate for the year, which was 1.5451 U.S. dollars per U.K. pound in fiscal 2015 and 1.6565 in fiscal 2014.

Grants of Plan–Based Awards

	Grant Date	Non-Equity Incentive Plan Awards: Number of Units(1)			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock(2)	Grant Date Fair Value of Stock Awards(2)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
O.B. Parrish	8/27/15	—	—	—	—	—	—	100,000	$134,000
Karen King	—	40,000	40,000	60,000	$62,800	$62,800	$94,200	—	—
Michele Greco	—	25,000	25,000	45,000	$39,250	$39,250	$70,650	—	—
Susan Ostrowski	—	25,000	25,000	45,000	$39,250	$39,250	$70,650	—	—
Martin Tayler	—	25,000	25,000	45,000	$39,250	$39,250	$70,650	—	—

(1)

These amounts show the range of threshold, target and maximum payouts for fiscal 2015 performance under the Company’s annual performance award program. Achievement of at least 100% of unit sales and the operating income goals trigger annual incentive performance awards to the named executive officers at the full target level, with enhanced annual awards for achievement of 110% and 115% of these goals. The size of the payout is based on the number of units awarded to each participant multiplied by the average closing price of our Common Stock for the last ten trading days of the fiscal year. The dollar amounts for the threshold, target and maximum awards for each named executive officer in the table are based on the number of units multiplied by the average closing price of our Common Stock for the last ten trading days of fiscal 2015, which was $1.57 per share. Mr. Parrish does not participate in the annual performance award program since his reappointment as Chief Executive Officer.

(2)

In connection with the reappointment of Mr. Parrish as Chief Executive Officer, he was issued 67,000 shares of restricted stock on August 27, 2015, which will vest one-third annually over three years, and the right to receive an additional 11,000 shares on each of the three annual vesting dates or, at his option, the right to elect cash based on the fair market value of the 11,000 shares on each applicable vesting date. The grant date fair value of the restricted stock awards granted to Mr. Parrish on August 27, 2015 was computed in accordance with the Accounting Standards Codification Topic 718-10 (formerly FAS No. 123R) excluding estimated forfeitures. The stock award is valued at the closing market price ($1.34) of our Common Stock on the date of grant.

Outstanding Equity Awards at Fiscal Year–End

The following table provides information regarding unvested restricted stock and rights to receive stock held by the named executive officers at September 30, 2015. None of the named executive officers held any unexercised stock options as of September 30, 2015.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested
O.B. Parrish	100,000	(1)	$158,000	(2)
Karen King	—		—
Michele Greco	10,000	(3)	$15,800	(2)
Susan Ostrowski	12,000	(4)	$18,960	(2)
Martin Tayler	9,333	(5)	$14,746	(2)

(1)

Represents 23,333 shares that vest on August 27, 2016, 23,333 shares that vest on August 27, 2017, and 23,334 shares that vest on August 27, 2018, and the right to receive an additional 11,000 shares on each of these three annual vesting dates or, at his option, the right to elect cash based on the fair market of the 11,000 shares on each applicable vesting date.

(2)

Market value equals the number of shares of restricted stock that have not vested or been issued multiplied by $1.58 per share, the closing price of our Common Stock on September 30, 2015, which was the last trading day of fiscal 2015.

(3)	Represents 10,000 shares that vest on November 9, 2015.

(4)	Represents 12,000 shares that vest on July 10, 2016.

(5)	Represents 9,333 shares that are issuable on September 1, 2016.

Stock Vested

The following table provides information regarding the shares of restricted stock held by, or shares of stock issued pursuant to rights to received stock held by, the named executive officers that vested or were issued during fiscal 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized On Vesting
O.B. Parrish	—		—
Michele Greco	10,000	(1)	$44,600	(2)
Karen King	—		—
Susan Ostrowski	12,000	(3)	$34,320	(4)
Martin Tayler	9,333	(5)	$12,973	(6)

(1)	Shares vested on November 9, 2014.

(2)	Market value equals the number of shares of restricted stock that vested multiplied by the closing price of our Common Stock on November 10, 2014, which was $4.46 per share.

(3)	Shares vested on April 1, 2015.

(4)	Market value equals the number of shares of restricted stock that vested multiplied by the closing price of our Common Stock on April 1, 2015, which was $2.86 per share.

(5)	Represents shares issued on September 1, 2015 pursuant to the right to receive shares held by Mr. Tayler.

(6)

Market value equals the number of shares of the Company’s Common Stock that were issued to Mr. Tayler multiplied by the closing price of our Common Stock on September 1, 2015, which was $1.39 per share.

Employment Agreements

In connection with his employment, on September 15, 2014, the Company entered into a Service Agreement with Martin Tayler regarding the terms of his employment with the Company (the “Tayler Service Agreement”). Pursuant to the terms of the Tayler Service Agreement, Mr. Tayler serves as the Company’s Executive Vice President of Global Operations and receives a minimum annual base salary of £108,000. Mr. Tayler also received a grant of 9,333 shares of nonrestricted common stock and a cash payment equal to the fair market value of 4,997 shares on September 1, 2015. The Company also agreed to grant Mr. Tayler an additional 9,333 shares of Common Stock and the right to receive a cash payment equal to the fair market value of 4,997 shares on September 1, 2016. Pursuant to the Tayler Service Agreement, Mr. Tayler is entitled to participate in the Company’s annual performance award program with a total of 25,000 shares annually and is eligible to receive customary U.K. health and pension benefits, an automobile and reimbursement of relocation expenses.

In connection with her employment, on July 10, 2014, the Company entered into a letter agreement with Susan Ostrowski regarding the terms of her employment with the Company (the “Ostrowski Employment Letter”). Pursuant to the terms of the Ostrowski Employment Letter, Ms. Ostrowski serves as the Company’s Executive Vice President of Sales and Marketing and receives a minimum annual base salary of $209,280. Ms. Ostrowski also received a grant of 12,000 shares of restricted common stock on July 10, 2014, which vested on April 1, 2015. The Company also agreed to grant Ms. Ostrowski an additional 12,000 shares of restricted common stock on July 10, 2015, which shares will vest on July 10, 2016. Pursuant to the Ostrowski Employment Letter, Ms. Ostrowski is entitled to participate in the Company’s annual performance award program with a total of 25,000 shares annually and will be eligible to participate in the Company’s U.S. health and dental insurance program, or receive reimbursement for participation in a similar plan.

In connection with her employment, on November 9, 2012, the Company entered into a letter agreement with Michele Greco regarding the terms of her employment with the Company (the “Greco Employment Letter”). Pursuant to the terms of the Greco Employment Letter, Ms. Greco serves as the Company’s Vice President and Chief Financial Officer and receives a minimum annual base salary of $200,000. Ms. Greco also received a grant of 10,000 shares of restricted common stock on November 9, 2012, which shares vested on November 9, 2013. The Company also agreed to grant Ms. Greco an additional 10,000 shares of restricted common stock on November 9, 2013, which shares vested on November 9, 2014. Pursuant to the Greco Employment Letter, Ms. Greco is entitled to participate in the Company’s annual performance award program with a total of 25,000 shares annually and will be eligible to participate in the Company’s U.S. health and dental insurance program, or receive reimbursement for participation in a similar plan.

Potential Payments on Termination After a Change of Control

The Company has entered into a Change of Control Agreement with Michele Greco effective November 9, 2012, with Susan Ostrowski effective July 10, 2014 and with Martin Tayler effective September 15, 2014. These agreements essentially act as springing employment agreements which provide that, upon a change of control, as defined in the agreement, the Company will continue to employ the executive for a period of three years in the same capacities as prior to the change of control, with an annual base salary equal to 12 times the highest monthly base salary paid during the 12 months prior to the change of control, an annual bonus equal to the higher of (1) the average of the three highest bonuses paid with respect to the five fiscal years prior to the change of control or (2) the bonus paid for the most recent fiscal year prior to the change of control, and other benefits substantially equivalent to what the executive was receiving prior to the change of control, in each case as specified in the agreements. If the executive is terminated without cause or if he or she resigns for good reason, in each case as defined in the agreements, after the change of control and during the three year employment period, including a termination by the executive for any reason within 180 days after the change of control, the executive is generally entitled to receive the following benefits:

•	a lump sum payment equal to three times the executive’s base salary;

•

a lump sum payment equal to three times the highest of (1) the average of the three highest bonuses paid with respect to the five fiscal years prior to the change of control, (2) the bonus paid for the most recent fiscal year prior to the change of control or (3) the bonus paid or payable for the most recent fiscal year prior to the date of termination of employment;

•	continuation of certain benefits for a period of three years after the termination date; and

•	a “gross-up” payment which will, in general, effectively reimburse the executive for any amounts paid under federal excise taxes relating to change of control benefits.

Ms. King’s Change of Control Agreement terminated effective as of July 10, 2015 at the time of Ms. King’s resignation from her position as Chief Executive Officer. Mr. Parrish is not party to a Change of Control Agreement.

The terms of the grant agreements for the stock awards granted to the named executive officers also provide for immediate vesting (or, in the case of Mr. Tayler, immediate issuance) upon a change of control.

The following table sets forth the compensation that the named executive officers would have been eligible to receive if the applicable named executive officer’s employment had been terminated as of September 30, 2015, under circumstances requiring payment of severance benefits as described above in connection with a change of control as well as the value as of September 30, 2015 of the outstanding unvested stock awards of the named executive officers that would vest upon a change of control (or, in the case of Mr. Tayler be issued).

Name	Salary	Stock Awards(1)	Cash Incentive	Continued Benefits(2)	Excise Tax Gross-Up(3)	Total
O. B. Parrish	—	$158,000	—	—	—	$158,000
Karen King	—	—	—	—	—	—
Michele Greco	$645,849	$15,800	$211,950	$79,954	$416,906	$1,370,459
Susan Ostrowski	$636,002	$18,360	$211,950	$33,563	$407,073	$1,307,218
Martin Tayler	$495,867	$19,460	$211,950	$34,876	—	$762,153

(1)

Represents the value of the stock awards of 100,000 shares for Mr. Parrish, 10,000 shares for Ms. Greco, 12,000 shares for Ms. Ostrowski, and 14,000 shares for Mr. Tayler multiplied by $1.58 per share, the closing price of our Common Stock on September 30, 2015, which was the last trading day of the fiscal year.

(2)	The benefits consist of health and similar benefits and outplacement services.

(3)

Under the Change of Control Agreements, the Company agrees to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code. Mr. Tayler, as a resident of the U.K., is not subject to a similar excise tax.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during fiscal 2015 were David R. Bethune, Andrew S. Love, Mary Margaret Frank, Ph.D and Sharon Meckes. None of these directors who served on our Compensation Committee during fiscal 2015 has, at any time, been one of our officers or employees. None of our executive officers served during fiscal 2015 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

DIRECTOR COMPENSATION AND BENEFITS

Overview

In December 2013, the Board of Directors approved a new arrangement to compensate non-employee directors for their service as Board members. Each director received 14,382 shares of restricted stock, vesting in three tranches of 4,794 shares on the first, second and third anniversary of the grant, as compensation for a three year period. In addition, in fiscal 2015, Dr. Frank and Mr. Bethune each received fees for committee participation and each of Mr. Bethune and Ms. Felch received fees for providing special assistance to management in connection with designated projects.

As described below, two of the Company’s directors, William R. Gargiulo, Jr. and Sharon Meckes, receive consulting fees. During fiscal 2015 through July 14, 2015, Ms. Felch received consulting fees pursuant to a consulting agreement.

Director Summary Compensation Table

The following table provides information concerning the compensation paid by the Company in fiscal 2015 to each person who served as a director during fiscal 2015 who was not an executive officer of the Company on September 30, 2015.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
William R. Gargiulo, Jr.	—	—	$64,000	$64,000
David R. Bethune	$41,609	$100,500	—	$142,109
Mary Margaret Frank, Ph.D.	$9,000	—	—	$9,000
Donna Felch	$32,609	$100,500	$19,565	$152,674
Andrew S. Love	—	—	—	—
Sharon Meckes	$16,083	—	$6,100	$22,183

(1)

The amount for Dr. Frank represents fees paid for committee participation. The amount for Mr. Bethune represents $9,000 of fees paid for committee participation and $32,609 of fees paid for providing special assistance to management in connection with designated projects. The amount for Ms. Felch represents fees paid for providing special assistance to management in connection with designated projects. The amount for Ms. Meckes represents fees paid pursuant to her election to receive board compensation in fiscal 2015 in the form of cash.

(2)

The amounts for Mr. Bethune and Ms. Felch reflect the grant date fair value of restricted stock granted to them on August 27, 2015, along with the right to receive additional shares or, at the director’s election, cash based on the fair market value of the additional shares, computed in accordance with Accounting Standards Codification Topic 718-10 (formerly FAS No. 123R) excluding estimated forfeitures.

(3)

Mr. Gargiulo is a consultant to the Company and serves as the Corporate Secretary. In this role, he is responsible for scheduling all board and board committee meetings and distribution of material and preparation and approval of minutes for each meeting. In addition, he is responsible for the Company’s relationship with its transfer agent and the issuance of shares. Mr. Gargiulo also assists Ms. Greco with investor relations. Mr. Gargiulo’s compensation for the execution of these responsibilities consisted of a consulting fee of $64,000. He does not receive compensation for being a director of the Company. Ms. Felch was a consultant to the Company through July 14, 2015. Ms. Felch’s compensation for consulting services during fiscal 2015 was $19,565. Ms. Meckes is a consultant to the Company. Ms. Meckes’ compensation for consulting services during fiscal 2015 was $6,100.

As of September 30, 2015, the directors listed on the Director Summary Compensation Table who are not named executive officers held the following number of stock options and shares of unvested restricted stock:

	Option Awards		Unvested Stock Awards

Name	Vested	Unvested
William R. Gargiulo, Jr.	—	—	—
David R. Bethune	—	—	84,588	(1)
Mary Margaret Frank, Ph.D.	60,000	—	9,588	(2)
Donna Felch	—	—	84,588	(1)
Andew S. Love	—	—	4,975	(3)
Sharon Meckes	—	—	—

(1)

Represents (a) 4,794 shares that vest on each of December 12, 2015 and December 12, 2016, and (b) 16,666 shares that vest on August 27, 2016, 16,666 shares that vest on August 27, 2017 and 16,667 shares that vest on August 27, 2018, and the right to receive an additional 8,333 shares on August 27, 2016, an additional

8,333 shares on August 27, 2017 and an additional 8,334 shares on August 27, 2018 or, at the option of the director, the right to elect cash based on the fair market value of such additional shares on each applicable vesting date.

(2)	Represents 4,794 shares that vest on each of December 12, 2015 and December 12, 2016.

(3)	Represents 4,975 shares that vest on May 13, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

The Company and Karen King entered into a Separation Agreement and General Release, dated as of July 10, 2015 (the “Separation Agreement”). Under the Separation Agreement and subject to the terms and conditions set forth therein, the Company and Ms. King have agreed to, among other items, that (i) Ms. King will receive separation payment equal to six month’s base salary, payable over a six month period, (ii) Ms. King will receive payment of premiums for continued medical, vision and dental coverage through January 31, 2016, and (iii) Ms. King acknowledged that 50,000 unvested shares of restricted stock she holds will be forfeited and that Ms. King will not be entitled to any bonus payments under the Company’s annual performance award program.

Review and Approval of Related Person Transactions

It has been and currently is the policy of the Company that transactions between the Company and its officers, directors, principal shareholders or affiliates are to be on terms no less favorable to the Company than could be obtained from unaffiliated parties. The Company intends that any future transactions between the Company and its officers, directors, principal shareholders or affiliates will be approved by a majority of the directors who are not financially interested in the transaction.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed RSM US LLP, independent registered public accounting firm, as auditors to audit our financial statements for the fiscal year ending September 30, 2016. Our Board of Directors proposes that the shareholders ratify this appointment. RSM US LLP audited our financial statements for the fiscal year ended September 30, 2015. We expect that representatives of RSM US LLP will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

In the event that ratification of the appointment of RSM US LLP as the independent registered public accounting firm for the Company is not obtained at the Annual Meeting, the Audit Committee of our Board of Directors will reconsider its appointment, and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the fiscal year if it determines that such change would be in our best interests.

Under Wisconsin law, the ratification of the appointment of the independent registered public accounting firm requires the number of votes cast in favor of this proposal, whether in person or by proxy, to exceed the number of votes cast against this proposal, assuming a quorum is present.

The Board of Directors recommends that shareholders vote FOR the ratification of RSM US LLP as the independent registered public accounting firm for the Company for the fiscal year ending September  30, 2016.

PROPOSALS FOR 2017 ANNUAL MEETING

Any shareholder who desires to submit a proposal for inclusion in the proxy materials for the 2017 Annual Meeting of Shareholders in accordance with Rule 14a-8 must submit the proposal in writing c/o Secretary, The Female Health Company, 515 North State Street, Suite 2225, Chicago, Illinois 60654. We must receive a proposal by September 28, 2016 (120 days prior to the anniversary of the mailing date of this Proxy Statement) in order to consider it for inclusion in the proxy materials for the 2017 Annual Meeting of Shareholders.

Shareholder proposals that are not intended to be included in the proxy materials for the 2016 Annual Meeting of Shareholders, but that are to be presented by a shareholder from the floor are subject to advance notice provisions in our by-laws. According to our by-laws, in order to be properly brought before the meeting, a proposal not intended for inclusion in our proxy materials must be received at our principal offices no later than

December 15, 2016, which is 90 calendar days prior to the anniversary of this year’s meeting date, and no earlier than November 15, 2016, which is 120 calendar days prior to the anniversary of this year’s meeting date, and the notice must set forth the following: (a) a representation that the person sending the notice is a shareholder of record on the record date for the meeting and will remain such through the meeting date, (b) the name and address of such shareholder, (c) the number of shares of our Common Stock which are beneficially owned by such shareholder and any other ownership interest of the shareholder in shares of our Common Stock, whether economic or otherwise, including derivatives and hedges, (d) a representation that such shareholder intends to appear in person or by proxy at such meeting to make the nomination or move the consideration of other business set forth in the notice, (e) if the proposal relates to any business to be brought before the meeting other than election of directors, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and any material interest of the shareholder in such business, and (f) if the proposal relates to the nomination of a candidate for election as director, the name, age, address (business and residence), principal occupation or employment of each nominee, the number of shares of our Common Stock beneficially owned by each nominee and any other ownership interest by such person in shares of our Common Stock, whether economic or otherwise, including derivatives and hedges and any other information relating to each nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934. If the notice does not comply with the requirements set forth in our by-laws, the chairman of the meeting may refuse to acknowledge the matter. If the chairman of the meeting decides to present a proposal despite its untimeliness, the people named in the proxies solicited by the Board of Directors for the 2017 Annual Meeting of Shareholders will have the right to exercise discretionary voting power with respect to such proposal.

ANNUAL REPORT

We are required to file an Annual Report, called a Form 10-K, with the SEC. A copy of the Annual Report on Form 10-K for the year ended September 30, 2015 will be provided without charge on written request of any shareholder whose proxy is being solicited by the Board of Directors. The written request should be directed to: Secretary, The Female Health Company, 515 North State Street, Suite 2225, Chicago, Illinois 60654.

EXPENSES OF SOLICITATION

The cost of this solicitation of proxies will be paid by the Company. It is anticipated that the proxies will be solicited only by mail, except that solicitation personally or by telephone may also be made by our regular employees who will receive no additional compensation for their services in connection with the solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material and annual reports to beneficial owners of stock held by such persons. We will reimburse such parties for their expenses in so doing.

By Order of the Board of Directors,

WILLIAM R. GARGIULO, JR.,

Secretary

Chicago, Illinois

January 26, 2016

THE FEMALE HEALTH COMPANY 515 NORTH STATE STREET SUITE 2225 CHICAGO, IL 60654

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and electronic delivery of information up until 11:59 P.M. Eastern Time, March 14, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, March 14, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M98828-TBD                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE FEMALE HEALTH COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
Vote on Directors			☐	☐	☐
1.	Election of Directors
Nominees:
	01) David R. Bethune	05) Sharon Meckes
	02) Donna Felch	06) Andrew S. Love
	03) Mary Margaret Frank, Ph.D.	07) O.B. Parrish
04) William R. Gargiulo, Jr.
Vote on Proposal
The Board of Directors recommends you vote FOR proposal 2:								For	Against	Abstain
2.	To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016.							☐	☐	☐
3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M98829-TBD

PROXY THE FEMALE HEALTH COMPANY PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints O.B. Parrish and William R. Gargiulo, Jr., or either one of them, each with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of The Female Health Company to be held on Tuesday, March 15, 2016 at 10:00 a.m., local time, in the Los Angeles Room, Chicago Marriott Downtown, 5th Floor, 540 North Michigan Avenue, Chicago, Illinois 60611 and at any adjournment thereof, there to vote all shares of Common Stock, which the undersigned would be entitled to vote if personally present as specified upon the matters listed on the reverse side and in their discretion upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies. Please sign exactly as your name appears hereon, date and return this Proxy.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO ELECT THE NOMINATED DIRECTORS AND TO RATIFY THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2016. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES APPOINTED.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side